Exhibit 4.1

INTEL CORPORATION, as Issuer,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

and

ELAVON FINANCIAL SERVICES LIMITED, UK BRANCH, as Paying Agent

4.90% Senior Notes due 2045

Sixth Supplemental Indenture

Dated as of August 11, 2015

to

Indenture dated as of March 29, 2006

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Definitions	1
Section 1.02. Conflicts with Base Indenture	3

ARTICLE 2
FORM OF NOTES

Section 2.01. Form of Notes	3

ARTICLE 3
THE NOTES

Section 3.01. Amount; Series; Terms	3
Section 3.02. Denominations	5
Section 3.03. Book-entry Provisions for Global Securities	5
Section 3.04. Additional Notes	6

ARTICLE 4
REDEMPTION OF SECURITIES

Section 4.01. Optional Redemption	6
Section 4.02. Redemption for Tax Reasons	7
Section 4.03. General	7

ARTICLE 5
EVENTS OF DEFAULT AND REMEDIES

Section 5.01. Events of Default	8
Section 5.02. Acceleration Of Maturity; Rescission And Annulment	9
Section 5.03. References In Base Indenture	9
Section 5.04. Waiver Of Certain Covenants	9

ARTICLE 6
SUPPLEMENTAL INDENTURES

Section 6.01. Applicability Of Base Indenture	9
Section 6.02. Supplemental Indentures Without Consent Of Holders	9
Section 6.03. Supplemental Indentures With Consent Of Holders	10

ARTICLE 7
PAYMENT OF ADDITIONAL AMOUNTS

Section 7.01. Payment of Additional Amounts	11
Section 7.02. General	14

ii

SIXTH SUPPLEMENTAL INDENTURE, dated as of August 11, 2015 (this “Supplemental Indenture”), to the Indenture dated as of March 29, 2006 (as amended by the First Supplemental Indenture (as defined below) by and between INTEL CORPORATION (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”) and as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Supplemental Indenture, the “Indenture”), by and among the Company, the Trustee and Elavon Financial Services Limited, UK Branch, as London paying agent.

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes:

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this Supplemental Indenture in order to establish and provide for the issuance by the Company of a series of Securities designated as its $1,007,000,000 4.90% Senior Notes due 2045 (the “Notes”), on the terms set forth herein;

WHEREAS, the Trustee was appointed as successor trustee under the Base Indenture in connection with that certain first supplemental indenture as of December 3, 2007, between the Company and the Trustee (the “First Supplemental Indenture”);

WHEREAS, Article 9 of the Base Indenture provides that a supplemental indenture may be entered into by the parties to establish the terms of new Securities without the consent of any Holders;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been met; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done;

NOW, THEREFORE:

ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.                          Definitions.  Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture.  The words “herein”, “hereof” and “hereby” and other words of similar import used in this

Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

“Additional Amounts” has the meaning specified in Article 7.

“Additional Notes” has the meaning specified in Section 3.04 of this Supplemental Indenture.

“Agency Agreement” means that certain agency agreement, dated as of August 11, 2015, among the Company, the Paying Agent, Elavon Financial Services Limited and the Trustee.

“Base Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Business Day” when used with respect to any Note, means any day, other than a Saturday or Sunday, which is not a day on which banking institutions in the City of New York, London or Taipei, Taiwan, are authorized or required by law, regulation or executive order to close.

“Change in Tax Law” has the meaning specified in Section 4.02(a).

“Code” has the meaning specified in Section 7.01.

“Company” means the corporation specified as the “Company” in the recitals of this Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Corporation” means, for purposes of Section 801 of the Base Indenture as applied to the Notes, any corporation and not any other form of business entity.

“Depositary” means Elavon Financial Services Limited, or any successor. References in the Base Indenture to “U.S. Depository” or “Depository” shall be deemed to refer to “Depositary” as defined in this Supplemental Indenture.

“First Supplemental Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Global Security” means, with respect to the Notes, a Security executed by the Company and delivered by the Trustee to the Depositary or pursuant to a safekeeping agreement with the Depositary, all in accordance with the Indenture, which shall be registered in global form without interest coupons in the name of the Depositary or its nominee.  References to “global Security” in the Base Indenture shall be deemed to refer to “Global Security” as defined in this Supplemental Indenture.

“Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Initial Notes” has the meaning set forth in Section 3.01(b).

“Notes” has the meaning specified in the recitals of this Supplemental Indenture.

“Notice of Default” has the meaning specified in Section 5.01(c).

“Officer’s Certificate” means a certificate signed on behalf of the Company by chairman of the Board of Directors, chief executive officer, chief financial officer, principal accounting officer, treasurer, president, any vice president, controller, secretary, any assistant secretary or general counsel of the Company. For purposes of the Notes (and the Indenture as applicable to the Notes), all references in the Base Indenture to “Officers’ Certificate” shall be deemed to refer to “Officer’s Certificate” as defined in this Supplemental Indenture.

“Paying Agent” has the meaning specified in Section 3.01(e).

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Supplemental Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Taxes” has the meaning specified in Section 7.01.

“U.S. Person” has the meaning specified in Section 7.02(d).

Section 1.02.                          Conflicts with Base Indenture.  In the event that any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, such provision of this Supplemental Indenture shall control.

ARTICLE 2
FORM OF NOTES

Section 2.01.                          Form of Notes.  The Notes shall be substantially in the forms of Exhibit A hereto which are hereby incorporated in and expressly made a part of the Indenture.

ARTICLE 3
THE NOTES

Section 3.01.                          Amount; Series; Terms.  (a) There is hereby created and designated one series of Securities under the Base Indenture: the title of the Notes shall be “4.90% Senior Notes due 2045.”  The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of Securities specifically incorporates such changes, modifications and supplements.

(b)                        The aggregate principal amount of the Notes that initially may be authenticated and delivered under this Supplemental Indenture (the “Initial Notes”) shall be limited to $1,007,000,000, subject to increase as set forth in Section 3.04.

(c)                         The Stated Maturity of the Notes shall be August 11, 2045.

(d)                        The Notes shall bear interest at the rate of 4.90% per annum from August 11, 2015, or from the most recent date to which interest has been paid or duly provided for, as further provided in the forms of Note annexed hereto as Exhibit A.  Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months. The Interest Payment Dates for the Notes shall be February 11 and August 11 of each year, beginning on February 11, 2016, and the Regular Record Date for any interest payable on each such Interest Payment Date shall be the immediately preceding January 27 and July 27, respectively. If any Interest Payment Date, Stated Maturity, Redemption Date or other payment date with respect to the Notes is not a Business Day, the required payment of principal, premium, if any, or interest will be due on the next succeeding Business Day as if made on the date that such payment was due, and no interest will accrue on that payment for the period from and after that Interest Payment Date, Stated Maturity, Redemption Date or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day. All payment dates with respect to the Notes, whether at Stated Maturity, on any Redemption Date or on any Interest Payment Date, shall be determined in accordance with the time-zone applicable to The City of New York.

(e)                         Elavon Financial Services Limited, UK Branch, shall initially act as the London paying agent for the Notes (the “Paying Agent”) and Elavon Financial Services Limited shall initially act as transfer agent for the Notes (the “Transfer Agent”) in accordance with the terms of the Agency Agreement. The Company may change the Paying Agent or the Transfer Agent without prior notice to the Holders.

(f)                          Elavon Financial Services Limited shall initially act as the Security Registrar, as such term is defined in in Section 305 of the Base Indenture, for the Notes in accordance with the terms of the Agency Agreement and for so long as Elavon Financial Services Limited shall be the Security Registrar for the Notes, the list of Holders required by 701 of the Base Indenture shall not be required to be furnished to the Trustee. The Company may change the Security Registrar without prior notice to the Holders.

(g)                         The Company designates the office of the Transfer Agent and Paying Agent at 125 Old Broad Street, Fifth Floor, London EC2N 1AR as an agency where the Notes may be presented for payment, exchange or registration of transfer, in each case as provided for in the Indenture.

Section 3.02.                          Denominations.  The Notes shall be issuable only in registered form without coupons and in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

Section 3.03.                          Book-entry Provisions for Global Securities.  (a) Subject to Section 1.02 hereof, the provisions of Articles 2 and 3 of the Base Indenture, as supplemented by the provisions of this Supplemental Indenture, shall apply to the Notes.

(b)                        The Global Securities representing the Notes shall be deposited with, or on behalf of, Elavon Financial Services Limited, a common depositary for Euroclear and Clearstream, and registered in the name of such common depositary or its nominee for the accounts of Euroclear and Clearstream, duly executed by the Company and authenticated by the Trustee as provided in Section 3.03 and the Base Indenture.  Each such Global Security shall constitute a single Security for all purposes of the Indenture.

(c)                         Notwithstanding any other provision in the Indenture, no Global Security may be exchanged in whole or in part for Notes registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or a nominee thereof unless (A) such Depositary (1) has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security and no successor Depositary has been appointed within 90 days after such notice or (2) ceases to be a “clearing agency” registered under Section 17A of the Exchange Act when the Depositary is required to be so registered to act as the Depositary and so notifies the Company, and no successor Depositary has been appointed within 90 days after such notice, (B) the Company determines at any time that the Notes shall no longer be represented by Global Securities and shall inform such Depositary of such determination and participants in such Depositary elect to withdraw their beneficial interests in the Notes from such Depositary, following notification by the Depositary of their right to do so, or (C) such exchange is made upon request by or on behalf of the Depositary in accordance with customary procedures, following the request of a Holder seeking to exercise or enforce its rights under the Notes during the continuance of an Event of Default.

(d)                        Subject to clause (c) above, any exchange of a Global Security for other Notes may be made in whole or in part, and all Notes issued in exchange for a Global Security or any portion thereof shall be registered in such names as the Depositary for such Global Security shall direct in writing to the Trustee.

(e)                         Every Note authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Security or any portion thereof shall be authenticated and delivered in the form of, and shall be, a Global Security, unless such Note is registered in the name of a Person other than the Depositary for such Global Security or a nominee thereof.

(f)                          Subject to the provisions of clause (h) below, the registered Holder may grant proxies and otherwise authorize any Person, including Agent Members (as defined below in clause (h)) and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(g)                         In the event of the occurrence of any of the events specified in clause (c) above, the Company will promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form, without interest coupons.

(h)                        Neither any members of, or participants in, the Depositary (collectively, the “Agent Members”) nor any other Persons on whose behalf Agent Members may act shall have any rights under the Indenture with respect to any Global Security registered in the name of the Depositary or any nominee thereof, or under any such Global Security, and the Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and holder of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Note.

Section 3.04.                          Additional Notes.  The Company may, from time to time, subject to compliance with any other applicable provisions of the Indenture, without notice to or the consent of the Holders of the Notes, create and issue pursuant to the Indenture additional Notes (“Additional Notes”) having terms and conditions set forth in Exhibit A identical to those of the other Notes, except that Additional Notes:

(i)                                     may have a different issue date from other Outstanding Notes;

(ii)                                  may have a different issue price from other Outstanding Notes; and

(iii)                               may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other Outstanding Notes;

provided that if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have one or more separate ISIN numbers.  Such Additional Notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the Notes, and will vote together as one class on all matters with respect to such Notes.  References to “CUSIP” numbers in the Base Indenture shall be deemed replaced by “ISIN” numbers with respect to the Notes.

ARTICLE 4
REDEMPTION OF SECURITIES

Section 4.01.                          Optional Redemption.  (a) On each August 11 on or after August 11, 2017, the Company may redeem the Notes at its option in whole, but not in part, at a Redemption Price equal to 100% of their principal amount plus any accrued interest to, but not including, the Redemption Date.

Section 4.02.                          Redemption for Tax Reasons.  (a) The Company may redeem the Notes at its option in whole, but not in part, at a Redemption Price equal to 100% of their principal amount (plus any accrued interest and Additional Amounts then payable with respect to the Notes), if the Company determines determine that (A) as a result of any change or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, which change or amendment is announced and becomes effective after July 28, 2015, the Company has or will become obligated to pay Additional Amounts pursuant to Article 7 on any Notes or (B) after July 28, 2015, any change in the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States or any other action, taken by any taxing authority or a court of competent jurisdiction in the United States, whether or not such action was taken or made with respect to the Company, results in a material probability that the Company has or will become obligated to pay Additional Amounts pursuant to Article 7 on any Notes (a “Change in Tax Law”).

(b)                        Prior to the mailing of any notice of any redemption pursuant to this Section 4.02, the Company shall deliver to the Trustee (1) an Officer’s Certificate stating that the Company is entitled to effect such a redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (2) an Opinion of Counsel to that effect based on that statement of facts.

Section 4.03.                          General.  (a) Subject to Section 1.02 hereof, the provisions of Article 11 of the Base Indenture, as supplemented by the provisions of this Supplemental Indenture, shall apply to the Notes.

(b)                        On and after the Redemption Date, interest will cease to accrue on such Notes, unless the Company defaults in the payment of the Redemption Price (including any accrued interest and/or Additional Amounts, as applicable). On or before the Redemption Date for the Notes, the Company shall deposit with the Trustee or a Paying Agent, funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date. The Company need not issue, authenticate, register the transfer of or exchange any Notes or portions thereof for a period of fifteen (15) days before the electronic delivery or mailing of a notice of redemption, nor need the Company register the transfer or exchange of any Note selected for redemption.

(c)                         Notice of any redemption shall be electronically delivered or mailed at least 30 days, in the case of a redemption pursuant to Section 4.01, or at least 15 days, in the case of a redemption pursuant to Section 4.02, but in each case not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed. Such notice shall state the Redemption Price. Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall become due and payable on the Redemption Date and at the applicable Redemption Price.

ARTICLE 5
EVENTS OF DEFAULT AND REMEDIES

Section 5.01.                          Events of Default.  Section 501 of the Base Indenture shall not apply to the Notes. Each of the following events shall constitute an “Event of Default” with respect to the Notes:

(a)                        default in the payment of the principal of or premium (if any) on any Note when due and payable at its Stated Maturity, upon redemption, acceleration or otherwise;

(b)                        default in the payment of any interest upon any Note when it becomes due and payable (if the time of payment has not been extended or deferred), and continuance of such default for a period of 30 days;

(c)                         default in the performance, or breach, of any covenant of the Company in the Indenture (other than a covenant a default in whose performance or whose breach is elsewhere in this Section 5.01 specifically dealt with), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, or overnight delivery service to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, a written notice specifying such default or breach and stating that such notice is a “Notice of Default” under the Indenture;

(d)                        the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its Property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; and

(e)                         the commencement by the Company of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its Property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

Section 5.02.                          Acceleration Of Maturity; Rescission And Annulment.  The first paragraph of Section 502 of the Base Indenture shall not apply to the Notes, and the following shall apply in lieu thereof. If an Event of Default occurs and is continuing with respect to the Notes, then and in every such case except as provided below, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare the principal amount of all such Notes, plus accrued and unpaid interest, if any, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount shall become immediately due and payable. However, upon an Event of Default arising out of Section 5.01(d) or Section 5.01(e), the principal amount of all Outstanding Notes, plus accrued and unpaid interest to the acceleration date, shall be due and payable immediately without notice from the Trustee or Holders.

At any time after such a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in the Indenture provided, the Holders of a majority in aggregate principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences as provided in Section 502 of the Base Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 5.03.                          References In Base Indenture.  References to “Section 501,” “Section 501(4),” Section 501(5),” “Section 501(6)” and Section 501(7) in the Base Indenture shall be deemed to refer to Section 5.01, Section 5.01(c), Section 5.01(d), Section 5.01(e) and Section 5.01 of this Supplemental Indenture, respectively.

Section 5.04.                          Waiver Of Certain Covenants.  Section 1006 of the Base Indenture shall not apply to the Notes.

ARTICLE 6
SUPPLEMENTAL INDENTURES

Section 6.01.                          Applicability Of Base Indenture.  Sections 901 and 902 of the Base Indenture shall not apply to the Notes. Sections 6.02 and 6.03 of this Supplemental Indenture shall apply in lieu thereof, and references in the Base Indenture to Sections 901 and 902 shall be deemed to refer to Section 6.02 and Section 6.03, respectively.

Section 6.02.                          Supplemental Indentures Without Consent Of Holders.  The Company and the Trustee may amend the Indenture or the Notes or enter into an indenture supplemental hereto without notice to or the consent of any Holder to

(a)                        cure ambiguities, omissions, defects or inconsistencies as evidenced by an Officer’s Certificate;

(b)                        make any change that would provide any additional rights or benefits to the Holders of the Notes;

(c)                         provide for or add guarantors with respect to the Notes;

(d)                        secure the Notes;

(e)                         provide for uncertificated Notes in addition to or in place of certificated Notes;

(f)                          evidence and provide for the acceptance of appointment by a successor Trustee;

(g)                         provide for the assumption by a successor corporation of the Company’s obligations to the Holders of the Notes, in compliance with the applicable provisions of the Indenture;

(h)                        maintain the qualification of the Indenture under the Trust Indenture Act; or

(i)                            make any change that does not adversely affect the rights of any Holder of Notes in any material respect.

The Trustee is hereby authorized to join with the Company in the execution of any such amendment or supplemental indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any Property thereunder, but the Trustee shall not be obligated to enter into any such amendment or supplemental indenture which affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

Any amendment or supplemental indenture authorized by the provisions of this section may be executed without notice to and without the consent of the Holders of any of the Notes at the time Outstanding, notwithstanding any of the provisions of Section 6.03.

Section 6.03.                          Supplemental Indentures With Consent Of Holders.

(a)                        With the consent (evidenced as provided in Article 1 of the Base Indenture) of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding affected by such amendment or supplemental indenture (voting together as a single class), the Company, when authorized by a Board Resolution, and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Notes and the Holders of not less than a majority in aggregate principal amount of the Notes at such time Outstanding affected by such waiver (voting together as a single class) may waive, with respect to Notes affected by such waiver, future compliance by the Company with a provision of the Indenture or the Notes.

(b)                        Notwithstanding the provisions of paragraph (a), without the consent of each affected Holder of Notes, an amendment, supplement or waiver may not:

(i)                                     reduce the principal amount, extend the fixed maturity, or alter or waive the redemption provisions of the Notes;

(ii)                                  impair the right of any Holder of the Notes to receive payment of principal, premium or interest on the Notes on and after the due dates for such principal, premium or interest;

(iii)                               change the Currency in which principal, any premium or interest is paid;

(iv)                              reduce the percentage in principal amount Outstanding of Notes which must consent to an amendment, supplement or waiver or consent to take any action;

(v)                                 impair the right to institute suit for the enforcement of any payment on the Notes;

(vi)                              waive a payment default with respect to the Notes or any future guarantor of the Notes;

(vii)                           reduce the interest rate or extend the time for payment of interest on the Notes; or

(viii)                        adversely affect the ranking of the Notes.

It shall not be necessary for the consent of the Holders under this section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.  Promptly after the execution by the Company and the Trustee of any supplemental indenture pursuant to this Section 6.03, the Company shall transmit to the Holders of Outstanding Notes affected thereby a notice setting forth the substance of such supplemental indenture.

ARTICLE 7
PAYMENT OF ADDITIONAL AMOUNTS

Section 7.01.                          Payment of Additional Amounts.  All payments of principal and interest in respect of the Notes by the Company or a Paying Agent on the Company’s behalf will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other similar governmental charges imposed or levied by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law. In the event such withholding or deduction for Taxes is required by law, subject to the limitations described below, the Company shall pay to or on account of any beneficial owner of Notes who is not a U.S. Person (as defined below) such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by such beneficial owner, after withholding or deduction for such Taxes, will be equal to the amount such person would have received in the absence of such withholding or deduction; provided, however, that no Additional Amounts shall be payable for or on account of:

(a)                        any Taxes which would not have been so imposed, withheld or deducted but for:

(i)                                     the existence of any present or former connection between the holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity or between a person related to the holder or beneficial owner) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States, being or having been engaged in a trade or business in the United States, being or having been present in the United States, or having or having had a permanent establishment in the United States;

(ii)                                  the failure of the holder, the beneficial owner or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty); or

(b)                        any Taxes imposed by reason of the holder’s or beneficial owner’s present or former status as a foreign personal holding company, or personal holding company, with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(c)                         any Taxes which would not have been imposed, withheld or deducted but for the holder or beneficial owner being or having been (x) a ‘‘10-percent shareholder’’ of ours as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, (y) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code or (z) a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(d)                        any Taxes which would not have been imposed, withheld or deducted but for the presentation by the holder or beneficial owner of such note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment of the Note is duly provided for, whichever occurs later;

(e)                         any estate, inheritance, gift, sales, excise, transfer, personal property, wealth or similar Taxes;

(f)                          any Taxes which are payable otherwise than by withholding or deduction from a payment on such Note;

(g)                         any Taxes which are imposed, withheld or deducted with respect to, or payable by, a Holder that is not the beneficial owner of the Note, or a portion of the Note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an Additional Amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(h)                        any Taxes required to be withheld or deducted by any Paying Agent from any payment on any Note, if such payment can be made without such withholding or deduction by at least one other Paying Agent;

(i)                            any Taxes required to be withheld or deducted where such withholding or deduction is imposed pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such European Council Directive;

(j)                           any Taxes imposed, withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

(k)                        any Taxes that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the applicable payment becomes due or is duly provided for, whichever occurs later; or

(l)                            any combination of items (a), (b), (c), (d), (e), (f), (g)(h), (i), (j) and (k).

Section 7.02.                          General.  (a) For purposes of thisArticle 7, the acquisition, ownership, enforcement, or holding of or the receipt of any payment with respect to a Note will not, in and of itself, constitute a connection (1) between the Holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States. Except as specifically provided under this Article 7, the Company shall not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority.

(b)                        If the Company is required to pay Additional Amounts with respect to the Notes, the Company shall notify the Trustee and Paying Agent pursuant to an Officer’s Certificate that specifies the Additional Amounts payable and when the Additional Amounts are payable. If the Trustee and the Paying Agent do not receive such an Officer’s Certificate from the Company, the Trustee and Paying agent may rely on the absence of such an Officer’s Certificate in assuming that no such Additional Amounts are payable.

(c)                         In addition, the Company undertakes that, to the extent permitted by law, it shall maintain a Paying Agent that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.

(d)                        As used in this Article 7, “U.S. Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

ARTICLE 8
MISCELLANEOUS

Section 8.01.                          Sinking Funds.  Article 12 of the Base Indenture shall have no application.  The Notes shall not have the benefit of a sinking fund.

Section 8.02.                          Confirmation of Indenture.  The Base Indenture, as supplemented and amended by this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Base Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 8.03.                          Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 8.04.                          Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

INTEL CORPORATION

By:	/s/ Ravi Jacob
	Name:	Ravi Jacob
	Title:	Vice President and Treasurer

[Trustee Signature Follows]

[Signature Page to Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
	Name:	Maddy Hughes
	Title:	Vice President

ELAVON FINANCIAL SERVICES LIMITED, UK BRANCH, as Paying Agent

By:	/s/ Hamyd Mazrae
	Name:	Hamyd Mazrae
	Title:	Authorised Signatory

By:	/s/ Anatoly Sorin
	Name:	Anatoly Sorin
	Title:	Authorised Signatory

[Signature Page to Supplemental Indenture]

EXHIBIT A
FORM OF NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.  THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.  EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V., AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME, LUXEMBOURG (“CLEARSTREAM, LUXEMBOURG” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO USB NOMINEES (UK) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS NOTE ARE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITARY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY ARE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE TRANSFER PROVISIONS OF THE INDENTURE.

INTEL CORPORATION
4.90% Senior Notes due 2045

No. [•]	ISIN No.: XS1270831008
Initially $[•]

INTEL CORPORATION, a Delaware corporation (the “Issuer”), for value received promises to pay to USB Nominees (UK) Limited, as nominee of Elavon Financial Services Limited, a common depositary for the accounts of Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg, or registered assigns, the principal sum of $[•] on August 11, 2045.

Interest Payment Dates:  February 11 and August 11 of each year (each, an “Interest Payment Date”), commencing on February 11, 2016.

Interest Record Dates:  January 27 and July 27 (each, a “Regular Record Date”).

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

INTEL CORPORATION

By:
	Name:	Ravi Jacob
	Title:	Vice President and Treasurer

[Signature Page to Note]

This is one of the Notes of the series designated herein and referred to in the within-mentioned Indenture.

Dated:  August 11, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(REVERSE OF NOTE)

INTEL CORPORATION
4.90% Senior Notes due 2045

1.                                      Interest.

Intel Corporation (the “Issuer”) promises to pay interest on the principal amount of this Note at the rate per annum described above.  Cash interest on the Notes will accrue from the most recent date to which interest has been paid; or, if no interest has been paid, from August 11, 2015.  Interest on this Note will be paid to but excluding the relevant Interest Payment Date or on such earlier date as the principal amount shall become due in accordance with the provisions hereof.  The Issuer will pay interest semi-annually in arrears on each Interest Payment Date, beginning on February 11, 2016.  If any Interest Payment Date, Stated Maturity, Redemption Date or other payment date with respect to the Notes is not a Business Day, the required payment of principal, premium, if any, or interest will be due on the next succeeding Business Day as if made on the date that such payment was due, and no interest will accrue on that payment for the period from and after that Interest Payment Date, Stated Maturity, Redemption Date or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Issuer shall pay interest on overdue principal from time to time on demand at the rate borne by the Notes and at the same rate on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful from the dates such amounts are due until such amounts are paid or made available for payment.

2.                                      Paying Agent.

Initially, Elavon Financial Services Limited, UK Branch, will act as paying agent (the “Paying Agent”). The Issuer may appoint and change the Paying Agent without notice to the Holders.

3.                                      Indenture; Defined Terms.

This Note is one of the 4.90% Senior Notes due 2045 (the “Notes”) issued under the Indenture dated as of March 29, 2006, as amended by the First Supplemental Indenture dated as of December 3, 2007 (together, the “Base Indenture”) by and between the Issuer and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) and, as amended, modified and supplemented by the Sixth Supplemental Indenture dated as of August 11, 2015 (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Issuer, the Trustee and the Paying Agent.  This Note is a “Security” and the Notes are “Securities” under the Indenture.

For purposes of this Note, unless otherwise defined herein, capitalized terms herein are used as defined in the Indenture.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) (the “TIA”) as in effect on the date on which the Indenture was qualified under the TIA.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the TIA for a statement of them.  To the extent the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern.

4.                                      Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in denominations of $100,000 and multiples of $1,000 in excess thereof.  A Holder shall register the transfer or exchange of Notes in accordance with the Indenture.  The Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.  The Issuer need not issue, authenticate, register the transfer of or exchange any Notes for a period of fifteen (15) days before the electronic delivery or mailing of a notice of redemption, nor need the Issuer register the transfer or exchange of any Note selected for redemption.

5.                                      Amendment; Modification; Waiver.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of Notes affected under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding affected thereby. The Indenture contains provisions permitting the Holders of not less than a majority in principal amount of the Notes at the time Outstanding with respect to which a default under the Indenture shall have occurred and be continuing, on behalf of the Holders of all Notes, to waive, with certain exceptions, such past default with respect to such Notes and its consequences. The Indenture also permits the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding (voting together as a single class), on behalf of the Holders of all Notes, to waive future compliance by the Issuer with certain provisions of the Indenture. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.  Without notice to or consent of any Holder, the Indenture also permits the amendment or supplement thereof to, among other things, cure any ambiguity, defect or inconsistency or comply with any requirements of the Commission in connection with qualifications of the Indenture under the TIA, or make any other change that does not adversely affect the rights of Holders in any material respect.

6.                                      Optional Redemption.

On each August 11 on or after August 11, 2017, the Issuer may redeem the Notes at its option in whole, but not in part, at a Redemption Price equal to 100% of their principal amount plus any accrued interest to, but not including, the Redemption Date, as set forth in the Sixth Supplemental Indenture.

7.                                      Redemption for Tax Reasons.

The Notes are redeemable by the Issuer in whole, but not in part, upon the occurrence of certain developments affecting U.S. taxation constituting a Change in Tax Law described in the Sixth Supplemental Indenture at a Redemption Price equal to 100% of their principal amount (plus any accrued interest and Additional Amounts then payable with respect to the Notes).

8.                                      Payment of Additional Amounts.

The Issuer, will, subject to the exceptions and limitations set forth in the Sixth Supplemental Indenture, shall pay to or on account of any beneficial owner of Notes who is not a U.S. Person such Additional Amounts as may be necessary to ensure that the net amount received by such beneficial owner, after withholding or deduction for such Taxes, will be equal to the amount such person would have received in the absence of such withholding or deduction.

As used in this Section 8, “U.S. Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

9.                                      Defaults and Remedies.

If an Event of Default with respect to the Notes occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal amount of all the Notes to be due and payable immediately, by a notice in writing to the Issuer (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable.

The Indenture permits, subject to certain limitations therein provided, Holders of not less than a majority in aggregate principal amount of the Outstanding Notes to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, with respect to the Notes.

10.                               Authentication.

This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

11.                               Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

12.                               ISIN Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused ISIN numbers to be printed on the Notes as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

13.                               Governing Law.

The laws of the State of New York shall govern the Indenture and this Note without regard to conflicts of laws principles thereof.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                               agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Global Security for certificated Notes or a part of another Global Security have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee